                                                                  EXHIBIT 10.10

                Asset Purchase Agreement dated February 16, 1998 by and between CytRx Corporation and Oread, Inc.

                            ASSET PURCHASE AGREEMENT


         THIS AGREEMENT is made and entered into this 10th day of February, 1998, between PROCEUTICS, INC., a Delaware corporation ("Seller") and OREAD LABORATORIES, INC., a Delaware corporation, ("Buyer").

         In consideration of the mutual promises and agreements set forth below, the parties agree as follows:

1.       Assets Purchased and Sold.

(a) Assets. Subject to the terms and conditions contained in this Agreement, on the Closing Date (as defined in Section 4 below) Seller agrees to sell, assign and deliver to Buyer, and Buyer agrees to purchase from Seller, free and clear of all liens and encumbrances, the following assets (collectively, the "Assets") but excluding the Excluded Assets (defined in subsection 1(b)):

(i) All inventory and supplies owned by Seller as of the Closing Date (including all of Seller's rights in inventory under order);

(ii) All equipment, tools, computers, analytical instrumentation, caging, furniture and other laboratory equipment owned by Seller other than those considered to be fixtures (as defined in the Uniform Commercial Code of the State of Kansas) of the building in which they are installed including but not limited to those listed on Exhibit 1(a)(ii) ("Tangible Assets");

(iii) Any computer software owned or utilized by Seller, including, but not limited to, all Seller's rights under any software license agreement relating to computer software installed on computers listed on Exhibit 1(a)(iii).

(iv) All notes and other receivables ("Accounts Receivable") as of the Closing Date listed on Exhibit 1(a)(iv);

(v) All rights of Seller under those certain contracts, service agreements, open orders, leases, licenses, supply agreements and other agreements (the "Contracts") listed on Exhibit 1(a)(v);

(vi) All records, files, invoices, blueprints, specifications, designs, drawings, accounting records, business records, personnel files for Key Employees (as hereinafter defined), operating data, customer data, and other data relating to Seller's business, including, but not limited to, study data sufficient for facility and instrument validation and for FDA review and inspection.

(vii)    All rights to employ Seller's standard operating procedures listed on
Exhibit 1(a)(vii) and all of Seller's plans and study data relating to the design, operation and maintenance of the Assets; all rights under any of Seller's patent, trademark, service mark, trade name or copyright, whether registered or unregistered and any applications therefor and all goodwill related thereto; and all technologies, methods, formulations, databases, trade secrets, know-how, inventions and other intellectual property or intangible assets of the Seller listed on Exhibit 1(a)(vii).

(b) Excluded Assets. Notwithstanding the foregoing, the Assets shall not include any of the following assets (collectively, the "Excluded Assets"):

(i)      All cash on hand or in bank accounts;

(ii) Corporate seal, certificate of incorporation, minute book, stock book, tax returns, books of account or other records having to do with the corporate organization of Seller;

(iii) Rights of any Seller's claims for any federal, state, local or foreign tax refunds (including, but not limited to, any real estate tax abatements or refunds resulting from any real property lease and due for the period before the Closing Date during which Seller occupies the premises); provided, however, that Buyer shall hold all rights of any claims for any federal, state, local or foreign tax refunds in connection with the Assets.

(iv) Any patent, trademark, service mark, trade name or copyright, whether registered or unregistered and any applications therefor, and all goodwill related thereto; and all technologies, methods, formulations, databases, trade secrets, know-how, inventions and other intellectual property or intangible assets owned by or that relate in any way to CytRx Corporation ("CytRx"), Vaxcel, Inc. or Zynaxis, Inc., including particularly, any copolymers, or any compounds of ethylene oxide, propylene oxide (or any combination thereof) owned by any of the above referenced corporations in this subsection;

(v) All real property owned by Seller and the fixtures attached thereto; and

(vi)     All other items listed on Exhibit 1(b)(vi).

2.       Purchase Price; Adjustment; Allocation.

(a) Purchase Price. As consideration for the purchase and sale of the Assets, Buyer agrees to pay to Seller the Purchase Price, which shall be the sum of:

(i) $1,100,000 through wire transfer of immediately available funds to Seller pursuant to wire instructions attached as Exhibit 2(a)(i) at the time of Closing (as defined in Section 4 below);

(ii) the value of "Total Adjusted Accounts Receivable," as set forth and reconciled on attached Exhibit 2(a)(ii) which is (A) the sum of all of Seller's Accounts Receivable as of the Closing Date, excluding certain account balances identified on Exhibit 1(a)(iv) which will be retained and collected by Seller, (B) plus the sum of all of Seller's Earned but Unbilled Revenue as of the Closing Date, calculated using the percentage-of-completion method, (C) plus the sum of all of Seller's Unbilled Pass-Through Costs as of the Closing Date, (D) minus the sum of all of Seller's Unearned Revenue as of the Closing Date, calculated using the percentage-of-completion method, (E) minus an amount equal to 3% of the sum of A, B and C above, except that such reduction shall not apply to amounts due from Affiliates.

(iii) $600,000 in Service Credits (as defined hereafter). "Service Credits" shall mean the right to receive pre-clinical research service performed by the Buyer or any of its subsidiary companies or its assigns for CytRx Corporation or any of its subsidiary companies (collectively referred to as "CytRx") based upon Buyer's standard rates and on terms acceptable to Buyer and CytRx. CytRx projects and listed on Exhibit 2(a)(iii) shall be honored by Buyer at the rate shown on such exhibit. Such contracts shall not include extensions and amendments of such projects.

(b) Adjustment of Purchase Price. To the extent Buyer is, 90 days after the Closing Date, unable to collect, after a good faith effort, any amount of the Total Adjusted Accounts Receivable, Buyer shall assign at its option such accounts to Seller and subtract the amount of such account from the Service Credits then remaining. In the event no Service Credits remain, Seller shall pay Buyer the amount of such accounts in full within 10 business days.

(c) Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as set forth on Exhibit 2(c). Buyer and Seller each hereby agree that it will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this subsection 2(c).

3.       Assumption of Liabilities.

(a) Retained Liabilities. Except as described in subsection 3(b), no obligations or liabilities of Seller will be assumed by buyer in the acquisition of the Assets, and Seller shall retain all such obligations and liabilities (the "Retained Liabilities").

(b) Assumed Liabilities. Buyer agrees to assume, as of the Closing Date, Seller's liability with respect to (i) all payables relating to inventory in transit and inventory accepted for delivery and not yet paid Set forth on
Schedule 3(b)(ii) and (ii) all obligations under the Contracts on and after the Closing Date (collectively, the "Assumed Liabilities").

4.       Closing Date.

The closing ("Closing") shall be at the office of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia, commencing at 9:00 a.m. on February 16, 1998, or such other date, time or place mutually agreed upon by the parties (the "Closing Date"). The Closing shall be effective as of close of business on February 15, 1998.

5.       Taxes.

Buyer shall be responsible for and agrees to pay when due all sales and use taxes arising out of the transactions contemplated by this Agreement.

6.       Representations and Warranties of Seller.

Seller and CytRx (but only as to its representations and warranties in Section 6(a)) represent and warrant as follows, each of which is true and correct on the date hereof and will be true and correct on the Closing Date, each of which shall be unaffected by any investigation heretofore or hereafter made by Buyer, and each of which shall survive the Closing and the transactions contemplated hereby:

(a) Organization Authority. Seller and CytRx are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the power to execute and deliver this Agreement and the Lease Agreement and CytRx has the power to execute and deliver this Agreement. Each of Seller and CytRx have the power to carry out the transactions hereunder and thereunder (as may be the case) contemplated. This Agreement (and the Lease Agreement in the case of Seller) have been duly authorized, executed and delivered by Seller and are valid, binding and enforceable against each (as applicable) in accordance with their terms. The execution, delivery and performance of this Agreement (and the Lease Agreement in the case of Seller) will not violate or breach any provision of the Certificate of Incorporation or Bylaws of Seller or CytRx or the Contracts listed on Exhibit 1(a)(v), or any material mortgage, trust indenture, lien, lease, agreement, instrument, order, judgment, law, statute, regulation, ordinance, decree or other restriction of any kind or character to which the Seller or CytRx is subject.

(b) Consents. Except as set forth in Schedule 6(b), no approval, order, license, consent, authorization or other action by, or filing with, any governmental or quasi-governmental authority or any third party is required in connection with the execution, delivery and performance by Seller of Seller's obligations under this Agreement and the consummation of the transactions contemplated hereby.

(c) Compliance with Laws; Litigation. Seller is not in violation of any material law, rule, regulation or court order, local, state or federal, pertaining to the operation or conduct of Seller. There are no judgments, suits, actions, investigations or proceedings pending or threatened in any court, governmental authority or private arbitration tribunal against Seller or its respective properties nor is there any basis for any of the foregoing. No aspect of the Demised Premises (as that term is defined in the Lease Agreement) does not comply with any Governmental Requirements (as that term is defined in the Lease Agreement) in effect as of the Effective Date (as that term is defined in the Lease Agreement).

(d) Title to Assets. Seller has good and marketable title to all of the Assets and all of the Assets will be transferred to Buyer at the Closing free of all liens (including, without limitation, tax liens), claims, encumbrances and restrictions whatsoever.

(e) No Other Obligation to Transfer. Seller has not made any other contract or understanding to sell or otherwise transfer the Assets.

(f) Employees. Seller has no right, claim or agreement pertaining to its employees that would affect the right of Buyer to employ such employees and Seller recognizes and agrees that, except as provided for in subsection 6(g), Buyer may, but shall have no obligation to, employ such employees. A list of all pension and welfare benefit plans and other benefits (including insurance) maintained by the Seller for its employees (the "Plans") are set forth on
Exhibit 6(f) hereto. Seller has not contributed to a multi-employer pension plan. Buyer shall have no liability as a result of any Plan of Seller or the termination thereof, whether prior to or after the Closing Date. The Plans are in material compliance with all governmental laws, rules and regulations. No "reportable event," "prohibited transactions" or "accumulated funding deficiencies" within the meaning of ERISA or the Internal Revenue Code have occurred that could subject Seller or Buyer to any tax, penalty or liability. Buyer also shall have no obligation to provide any benefits under any group health plan of Seller, including, without limitation, any benefits required pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, 29 USC 601 et seq. ("COBRA") with respect to employees, former employees or their dependents that are the obligation of Seller under COBRA, any benefits provided to retirees or other former employees of Seller, and any benefits with respect to claims incurred before the Closing Date but not paid before the Closing Date.

(g) Contracts. The Contracts listed on Exhibit 1(a)(v) are binding and in full force and effect. There exist no defaults by Seller or any other party to any of the Contracts, nor any events which, with the lapse of time or the election of any person other than Seller, will become a default under any such Contracts. The execution, delivery and performance of this Agreement is not prohibited by the Contracts nor will such actions cause a default with respect to any Contract listed on Exhibit 1(a)(v), except as set forth in Schedule 6(g), all of the Contracts are assignable to Buyer subject only to the consents listed on Exhibit 1(a)(v).

(h) Accounts Receivable. All of Seller's accounts receivable have been received in the ordinary course of business.

(i) Tax Returns; Other Reports. The Seller has filed in true and correct form all federal, state, local and foreign tax returns and other reports required to be filed, and has timely paid all taxes and assessments that have become due and payable, whether or not so shown on any such return or report. Seller has received no notice of, nor does Seller have any knowledge of, any notice of deficiency or assessment or proposed deficiency or assessment from any taxing governmental authority. There are no audits pending with respect to Seller, except as set forth in Schedule 6(i), and there are no outstanding agreements or waivers by or with respect to Seller that extends the statutory period of limitations applicable to any federal, state, local, or foreign tax returns or taxes for any period. There are no determined tax deficiencies or proposed tax assessments against Seller.

(j) Environmental. There has been no storage, disposal, generation, manufacture, transportation, production or treatment of any hazardous waste, hazardous waste constituents, hazardous substances, toxic or polluting waste, oil, asbestos, polychlorinated biphenyls, or other polluting substances (collectively referred to as "Polluting Substances") at, upon or from any real property owned, leased or otherwise possessed by Seller (the "Real Property") in violation of any applicable law, rule, regulation, order, judgment, decree or permit ("Law") or which would require remedial action at a material cost or expense. Seller is and has been in compliance with all applicable federal, state and local environmental Laws, including without limitation all record keeping requirements, and no environmental regulatory governmental unit has served upon Seller any notice of (A) violation of any statute, rule or regulation, (B) the potential responsibility of Seller for clean-up or other liability at any site, or (C) the need for any repair, remedy, construction, alteration or installation upon any premises owned, leased or used by Seller or any change in the method of operating. There has been no spill, discharge, leak, emission, escape, dumping or release of any kind onto the Real Property of any Polluting Substances that could require reporting under any applicable Law or require remedial action at a material cost or expense. There are no underground storage tanks located at or under the Real Property.

(k) Disclosure. No representation or warranty of Seller in this Agreement or in any certificate to be furnished by Seller pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained therein not misleading. To the best knowledge of Seller there is no fact Seller has not disclosed in writing to Buyer that materially adversely affects, or may materially adversely affect, Seller, its operations or prospects or the Assets.

7.       Representations and Warranties of Buyer.

Buyer represents and warrants as follows, each of which is true and correct on the date hereof and will be true and correct on the Closing Date, each of which shall be unaffected by any investigation heretofore or hereafter made by Seller, and each of which shall survive the Closing and the transactions contemplated hereby:

(a) Organization Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the power to execute and deliver this Agreement and the Lease Agreement and to carry out the transactions hereunder and thereunder contemplated. This Agreement and the Lease Agreement have been duly authorized, executed and delivered by Buyer and are valid, binding and enforceable against it in accordance with their terms. The execution, delivery and performance of this Agreement and the Lease Agreement will not violate or breach any provision of the Certificate of Incorporation or Bylaws of Buyer, or any material mortgage, trust indenture, lien, lease, agreement, instrument, order, judgment, law, statute, regulation, ordinance, decree or other restriction of any kind or character to which the Buyer is subject.

(b) Consents. Except for certain required preferred shareholder approval, no approval, order, license, consent, authorization or other action by, or filing with, any governmental or quasi-governmental authority or any third party is required in connection with the execution, delivery and performance by Buyer of Buyer's obligations under this Agreement and the consummation of the transactions contemplated hereby.

(c) Compliance with Laws; Litigation. Buyer is not in violation of any law, rule, regulation or court order, local, state or federal, pertaining to the operation or conduct of Buyer. There are no judgments, suits, actions, investigations or proceedings pending or threatened in any court, governmental authority or private arbitration tribunal against Buyer or its respective properties nor is there any basis for any of the foregoing.

(d) Disclosure. No representation or warranty of Buyer in this Agreement or in any certificate to be furnished by Buyer pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained therein not misleading.

(e) Preferred Shareholder and Board Approval. Buyer has obtained approval and authorization from its preferred shareholders, in principle on the basis of a review of due diligence materials and Oread will endeavor to obtain final approval from such shareholders, to the execution and delivery of this Agreement, and has obtained approval and authorization from its Board of Directors to execute and deliver this Agreement and the Lease Agreement.

8.       Covenants.

(a) Full Access. Buyer and its authorized representatives shall have full access during normal business hours to the Assets and all books, records, contracts and documents of Seller relating to the Assets, and Seller shall furnish or cause to be furnished to Buyer and its authorized representatives all information with respect to the affairs of Seller with respect to the Assets as Buyer may reasonably request.

(b) Carry on in Regular Course. Seller covenants and agrees that from the date hereof to the Closing Date (subject to written consent by Buyer to the contrary):

(i) Seller shall not enter into any contractor commitment, modify any of the Contracts or engage in any transaction not in the usual and ordinary course of its business and not consistent with past practices;

(ii) The Assets will be used, operated, maintained and repaired in a careful and efficient manner;

(iii) Seller shall duly comply with all applicable laws as may be required for the valid and effective sale and transfer of the Assets and the performance of all other acts and things contemplated by this Agreement; and

(iv) Seller shall not sell or enter into any agreement to sell any of the Assets, except inventory and supplies as used in the usual and ordinary course of its business and not inconsistent with past practices (such approval to sell inventory and supplies in such manner is not deemed to be construed as approval or consent to the sale of any other Assets (i.e., the Assets set forth under subsections 1(a)(ii) through 1(a)(viii).

(c) Obtain Consents. To the extent that Seller's rights under any Contract or other Asset to be assigned to Buyer hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use reasonable commercial efforts to obtain any such required consent(s) as promptly as possible. Such unobtained consents include all governmental (or quasi-governmental) consents, and the consent of Microsoft, among other vendors/licensors named in contracts referenced in Exhibit 1(a)(iii), to assign certain software contained in the computers listed on Exhibit 8(c). If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair buyer's rights under the Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Asset, shall act after the Closing as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Buyer's cooperation and assistance shall include, if necessary, securing new licenses and/or consents on behalf of Buyer at Seller's expense.

(d) Notification of Defaults. Seller shall promptly notify Buyer of any circumstance, event or action by Seller or otherwise:

(i) which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or

(ii) the existence, occurrence, or taking of which would result in any of the representations and warranties of Seller in this Agreement not being true and correct when made or at the Closing in any material respect and, with respect to this clause (ii), use its best efforts to remedy the same.

(e) Avoidance of Defaults. Seller will take no action that will cause any of Seller's representations and warranties in this Agreement to be untrue as of the Closing Date.

(f) Confidentiality. On or about October 27, 1997 and as amended on December 17, 1997, Buyer and Seller entered into a Confidentiality Agreement attached hereto as Exhibit 8(f) ("Confidentiality Agreement"), and the covenants of the Confidentiality Agreement are hereby extended for a period of three years from the Closing Date. Each party agrees to not disclose the Confidential Information (as defined in the Confidentiality Agreement) of the other, or use the Confidential Information of the other, in any manner except as contemplated by this Agreement. Each party's obligations under this Section and the Confidentiality Agreement shall survive for a period of three years from the date of termination or Closing; provided, however, that from and after the Closing Date, Buyer may use and disclose Seller's Confidential Information (including, but not limited to, study data, but specifically excluding any confidential information relating in any way to CytRx, Vaxcel, Inc. or Zynaxis, Inc.) as Buyer deems appropriate in the use of the Assets.

(g) Preservation of Key Employees. Buyer shall make every effort to retain the services of the employees of Seller set forth on Exhibit 8(g)(a) (hereinafter referred to as "Key Employees") subsequent to the sale of the Assets of Seller to Buyer. Prior to or on the Closing Date, Buyer will offer to employ each Key Employee pursuant to the terms set forth in a letter of employment. Buyer and Seller shall endeavor to make available to Buyer on not less than a 3/4 time basis, the services of Will Fleck for a period of six months commencing upon the Closing Date. Further, Buyer agrees, for a period of two (2) years following the Closing Date, to provide a Good Manufacturing Practices environment to Seller at the property governed by the Sublease that enables CytRx and its affiliated companies to conduct small scale chemical synthesis and chemical purification.

(h) Continuation of Benefit Coverage. Seller shall provide continuation of benefit coverage to eligible employees, eligible former employees and spouses, and eligible former spouses or other beneficiaries of employees who are receiving such continuation coverage under a group health plan of Seller applicable to employees of the Seller on the Closing Date pursuant to COBRA.

(i) Non-Solicitation. For six months after the Closing Date, for any reason or no reason at all, neither Seller nor any of its subsidiaries or affiliated companies (including CytRx) shall directly or indirectly recruit, solicit or induce, or attempt to induce, any employee or independent contractor (other than Will Fleck) who prior to the Closing was employed by Seller and subsequent to the Closing is employed by Buyer, or any other person who shall be in such service with Seller and then subsequent to the closing is employed by Buyer, to terminate his or her employment with or otherwise cease his or her relationship with Buyer. For a period of eighteen months following the last day of the six month non-solicitation period, Seller and its subsidiaries or affiliated companies shall not directly or indirectly recruit, solicit or induce, or attempt to induce, any employee or independent contractor (other than Will Fleck) who prior to the Closing was employed by Seller and subsequent to the Closing is employed by Buyer, or any other person who shall be in such service with Seller and then subsequent to the closing is employed by Buyer, to terminate his or her employment with or otherwise cease his or her relationship with Buyer until Seller receives Buyer's consent, which shall not be unreasonably withheld.

(j) Removal and Installation of Certain Equipment. Within 90 days following the Closing Date, Seller shall, under the direction of Buyer and at its own expense, move or have moved (i) certain equipment listed on Exhibit 8(j)(a) from Building 150, located at 150 Technology Parkway, Norcross, Georgia to Building 154, located at 154 Technology Parkway, Norcross, Georgia, and (ii) certain phone equipment listed on Exhibit 8(j)(b) from the same Building 154 to the same Building 150. If during the move such equipment is damaged due to the negligence of Seller, Seller shall provide the funds necessary to return the damaged equipment to substantially the condition and state of repair such equipment was in immediately preceding the move. In the event Seller has not moved such equipment within 90 days following the Closing Date, Buyer, upon written notice to Seller, shall have the right to receive liquidated damages in the amount of $500 (beginning with the 91st day following the Closing Date) until such equipment has been moved according to this Section. The amount of liquidated damages owed will be offset by reducing the total amount of Services Credits owed pursuant to subsection 2(a)(iii) hereof.

(k) Access to Accounting and Business Records. CytRx and its authorized representatives will have reasonable access during normal business hours to the accounting and business records acquired by Buyer (as of the Closing Date) in order to make copies of such records for CytRx's own use.

9.       Conditions Precedent to Buyer's Obligation.

Each and every obligation of Buyer to be performed in connection with the Closing on the Closing Date shall be subject to the satisfaction of the following conditions (unless waived by Buyer):

(a) Accuracy of Representations and Warranties True as of the Closing Date. The representations and warranties made by Seller in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

(b) Compliance with Agreement. Seller shall have substantially performed and complied with all of its obligations under this Agreement that are to be performed or complied with by Seller prior to or on the Closing Date.

(c) Certificate. Seller shall provide a certificate to Buyer signed by the President of Seller certifying that the conditions set forth in subsections (a) and (b) of this Section 9 have been fulfilled.

(d) Approvals and Consents. Seller shall have made or obtained all licenses, consents, approvals or authorizations by or filings with all third parties listed on Exhibit 9(d).

(e) Instrument of Transfer. Seller shall have delivered or caused to be delivered to Buyer a Bill of Sale and Assignment (in the form attached hereto as Exhibit 9(e)) and such other assignments and other instruments of transfer and conveyance, and shall take such other action as Buyer shall reasonably deem to be necessary or desirable to vest in Buyer all right, title and interest in and to the Assets.

(f) Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be satisfactory in form and substance to Buyer and Buyer's counsel; and Seller shall have made available to Buyer for examination the originals or true and correct copies of all documents relating to the business and affairs of Seller which Buyer may reasonably request.

(g) Legal Proceedings. There shall be in effect no legal requirement, and no judgment or order shall have been entered and not vacated by any court or governmental authority of competent jurisdiction in any litigation or proceeding that (i) enjoins, restrains, makes illegal, or prohibits consummation of the transactions contemplated hereby or (ii) requires separation or divestiture by Buyer of all or any significant portion of the Assets after Closing, and there shall be no litigation or proceeding pending or threatened seeking, or which, if successful, would have the effect of any of the foregoing.

(h) No Casualty Loss. There shall not have been any material casualty loss affecting any of the Assets, unless (i) all of such assets shall be, at or prior to the Closing Date, returned to substantially the condition and state of repair such assets were in immediately preceding such casualty loss or (ii) to the satisfaction of Buyer, such casualty loss shall be adequately covered by insurance, and all insurance proceeds shall be payable to Buyer concurrently with or after the Closing, and such insurance proceeds shall be adequate to return such assets to substantially the condition and state of repair such assets were in immediately preceding such casualty loss or (iii) at Seller's election, to the satisfaction of Buyer, the funds necessary to return such assets to substantially the condition and state of repair such assets were immediately preceding such casualty loss shall have been deposited in escrow under terms satisfactory to Buyer.

(i) Lease Agreement. Seller and Buyer shall have executed a Lease Agreement (the "Lease Agreement") (in the form attached hereto as Exhibit 9(i), whereby Buyer shall lease the real property where the Assets are located.

(j) Sublease Agreement. Seller and Buyer shall have executed a Sublease Agreement (in the form attached hereto as Exhibit 9(j)), whereby Seller shall lease certain property set forth in the Sublease Agreement.

(k) Preferred Shareholder Approval. Buyer shall have received approval of its preferred shareholders to execution of this Agreement.

(l) Schedules and Exhibits Satisfactory. Buyer shall be reasonably satisfied with its review of all final schedules and exhibits provided by Seller hereunder, such acceptance not to be withheld unless the final exhibits and schedules reveal a material adverse variation from those exhibits and schedules provided as of the date hereof.

10.      Conditions Precedent to Seller's Obligations.

Each and every obligation of Seller to be performed in connection with the Closing on the Closing Date shall be subject to the following conditions (unless waived by Seller):

(a) Accuracy of Representations and Warranties True as of the Closing Date. The representations and warranties made by Buyer in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties have been made or given on and as of the Closing Date.

(b) Compliance with Agreement. Buyer shall have substantially performed and complied with all of its obligations under this Agreement that are to be performed or complied with by Buyer prior to or on the Closing Date.

(c) Certificate. Buyer shall provide a Certificate to Seller signed by the President of the Buyer certifying that the conditions set forth in subsections
(a) and (b) of this Section 10 have been fulfilled.

(d) Instrument of Assumption. Buyer shall have delivered or caused to be delivered to Seller an assumption agreement in form attached hereto as
Exhibit 10(d).

(e) Lease and Subleases. Seller and Buyer shall have executed both the Lease Agreement and the Sublease Agreement.

11.      Indemnification and Resolution of Disputes.

(a) Seller's Indemnification. Seller agrees to defend, indemnify and hold harmless Buyer against and in respect of any and all loss, liability and expense (a "Loss") resulting from:

(i) all Retained Liabilities and all acts, actions, omissions, events, facts or transactions of Seller or its agents or representatives prior to or on the Closing Date;

(ii) the inaccuracy of any representation or breach of warranty or non-fulfillment of any obligation by Seller under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Buyer by Seller under this Agreement; and

(iii) any and all actions, suits, proceedings, claims, demands, assessments, tax deficiencies, judgments, costs and expenses (including attorneys' fees) incident to any of the foregoing provisions.

(b) Buyer's Idemnification. Buyer agrees to defend, indemnify and hold harmless Seller against and in respect of any and all Losses resulting from:

(i) all Assumed Liabilities and all acts, actions, omissions, events, facts or transactions of Buyer or its agents or representatives after the Closing Date;

(ii) the inaccuracy of any representation or breach of warranty or non-fulfillment of any obligation by Buyer under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Seller by Buyer under this Agreement; and

(iii) any and all actions, suits, proceedings, claims, demands, assessments, tax deficiencies, judgments, costs and expenses (including attorneys' fees) incident to any of the foregoing provisions.

(c) Claims Procedure. Promptly after receipt by a party entitled to indemnification under this Section (the "Indemnified Party") of written notice of the assertion or the commencement of any litigation with respect to any matter referred to in paragraphs (a) or (b) above, the Indemnified Party shall give written notice of such claim to the party from whom indemnification is sought (the "Indemnifying Party") and thereafter shall keep the Indemnifying Party reasonably informed with respect to that claim; provided, however, that failure of the Indemnified Party to give the Indemnifying Party notice as provided in this Section shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent the Indemnifying Party is prejudiced by the Indemnified Party's failure to provide prompt notice. If any litigation is brought against the Indemnified Party, the Indemnifying Party (i) shall be entitled to participate in such litigation and (ii), at the request of the Indemnified Party, shall assume the defense thereof with counsel satisfactory to the Indemnified Party at the Indemnifying Party's sole expense; provided, however, that the Indemnified Party may participate in such litigation at its own expense. If the Indemnifying Party assumes the defense of any litigation, it shall not settle the litigation unless the settlement shall include, as an unconditional term thereof, the giving by the claimant or plaintiff of a release of the Indemnified Party, satisfactory to the Indemnified Party, from all liability with respect to such litigation.

(d)      Limitations on Indemnification.

(i) No party to this Agreement shall be entitled to indemnification under this agreement to the extent that such party's Losses are increased or extended by the willful misconduct, violation of law or bad faith of such party.

(ii) No Indemnifying Party shall be required to indemnify an Indemnified Party with respect to any Loss arising out of or with respect to a claim for indemnification under subsections 11(a) or 11(b) (a "Claim") unless the amount of such Loss when aggregated with all other such Losses, shall exceed the Threshold Amount (as defined below); provided, however, that in the event such claims exceed this amount, the Indemnified Party shall be permitted to recover for all such losses as permitted under this Section 11. The "Threshold Amount" shall be Twenty-Five Thousand Dollars ($25,000.00).

(iii) In no event shall the aggregate liability of the Indemnifying Party for any Claim under this Section 11 exceed an amount equal to One Million Seven Hundred Thousand Dollars ($1,700,000.00).

(iv) An Indemnifying Party shall have no liability to indemnify an Indemnified Party under subsections 11(a) or 11(b) if the Indemnified Party provides a written notice of indemnification claim to the Indemnifying Party more than 18 months following the Closing Date; provided, however, that this limitation shall not apply to claims for indemnification relating to representations and warranties made by Seller pursuant to Section 6(j) of this Agreement.

(e) Exclusive Remedy. Except for equitable remedies in any action for common law fraud, the remedies provided in this Section 11 constitute the sole and exclusive remedies for recovery against the Indemnifying Party based upon this Agreement.

(f) Guarantee. CytRx hereby guarantees the obligations of Seller under this Article 11 as they relate to Seller's representations and warranties contained in Section 6(j) of this Agreement; provided, however, that CytRx may assign its obligation under this Section 11 (f) to a third party purchaser of all or substantially all of the assets of CytRx and upon the reasonable approval of Oread, Inc. on the basis of such purchaser having a net worth equal to CytRx as of the Closing Date.

(g) Disclosure Schedules. Seller shall have made a good faith effort to provide complete disclosure schedules on an individual basis as required by this Agreement; provided, however, that for purposes of the indemnity under Sections 11(a) and 11(b), items disclosed on a disclosure schedule shall be deemed provided on any other relevant disclosure schedule. Notwithstanding the foregoing, this Section 11(g) shall in no way reduce or eliminate any liability of Seller hereunder for failing to make a disclosure required by this Agreement.

12.      Termination.

(a)      This Agreement may be terminated at any time prior to the Closing Date:

(i)      by mutual consent of the parties hereto;

(ii) by the Buyer if any of the conditions of its obligations hereunder shall not have been satisfied at or prior to the Closing on the Closing Date and (if not satisfied) shall not have been waived by it;

(iii) by the Seller if any of the conditions of its obligations hereunder shall not have been satisfied at or prior to the Closing on the Closing Date and (if not satisfied) shall not have been waived by Seller; or

(iv) by either party if the Closing has not occurred by February 16, 1998 and the terminating party has not breached the terms of this Agreement.

(b) The right of termination hereof, as granted to the respective parties hereto under subsection 12(a) above, shall be in addition to, and not in lieu of, any other legal or equitable remedy that the terminating party may have for or in respect of any breach of any provisions of this Agreement or failure to satisfy a condition to its obligations hereunder by another party hereto.

(c) The provisions of subsection 8(f) above shall survive the termination of this Agreement.

13.      Miscellaneous.

(a) Notice. Any notices given under this Agreement shall be deemed to be effectively given when delivered personally or five days after being placed in the United States mail, postage prepaid, certified or registered mail or one day after being sent via air courier, addressed, in the case of Seller, as follows:

         Proceutics, Inc.
         154 Technology Pkwy
         Norcross, Georgia 30092
         Attn:  Jack Luchese

with a copy to:

         Alston & Bird LLP
         One Atlantic Center
         1201 W. Peachtree Street
         Atlanta, Georgia 30309-3424
         Attn:  Chris Ford

and in the case of Buyer, as follows:

         Oread, Inc.
         1501 Wakarusa Drive
         Lawrence, Kansas 66047
         Attn:  Kelly Drake

with a copy to:

         Gary D. Gilson
         Blackwell Sanders Matheny Weary & Lombardi LLP
         2300 Main, Suite 1100
         Kansas City, Missouri 64108

(b) Survival of Representations, Warranties, Covenants and Liabilities. The completion of the sale hereunder shall not terminate any of the covenants, representations, warranties or liabilities of the parties under this Agreement, and the same shall continue and survive the completion of the sale.

(c) Entire Agreement; Modifications. This Agreement supersedes all prior negotiations between the parties hereto and contains the entire understanding between them. It may be modified only by a writing duly executed by each of the parties hereto or their successors or assigns.

(d) Binding Effect and Counterparts. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(e) Governing Law. This Agreement and all rights and obligations of the parties shall be governed, construed and interpreted under and pursuant to the laws of the State of Kansas, applicable to agreements made and to be performed entirely within such state.

(f) Negotiated Transaction. The provisions of this Agreement were negotiated by the parties hereto and this Agreement shall be deemed to have been drafted by all the parties hereto, notwithstanding any presumptions at law to the contrary.

(g) Further Assurances. After the Closing, the parties, at the request of the other or others, shall promptly execute and deliver, or cause to be executed and delivered, any documents and instruments requested by the other or others in addition to those required by this Agreement, in form and substance reasonably satisfactory to the other or others, as the other or others may deem necessary to carry out the terms of this Agreement.

(h) Expenses. Each of the parties shall pay its own expenses and the fees and expenses of its counsel, accountants, and other experts in connection with this Agreement.

(i) Waivers. No action taken pursuant to this Agreement, including the investigation, by or on behalf of Buyer, shall be deemed to constitute a waiver by the party taking the action of compliance with any representation, warranty, covenant or agreement herein. The waiver by any party of any condition or breach of a provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for the breach of this Agreement or any representations, warranties or covenants hereunder.

(j) Attorneys' Fees to Prevailing Party. The prevailing party in any litigation with respect to this Agreement or the transactions contemplated hereby shall be entitled to recover from the non-prevailing party its reasonable attorneys' fees and costs of litigation.

(k) Publicity. The parties agree that the content and timing of any press release or other public announcement concerning the transaction described in this Agreement are subject to the prior approval of Buyer and Seller.

         IN WITNESS WHEREOF, the foregoing agreement has been executed and delivered as of the date first written above.

         SELLER                                      BUYER

         PROCEUTICS, INC.                            OREAD LABORATORIES, INC.

         By:
            ----------------------------
         By:
            ----------------------------
         Name:  Jack J. Luchese     Name:   David Johnston
         Title: President           Title:  President


         CYTRX, INC.
         (only as to its representations and warranties contained in Section 6(a) and its guarantee pursuant to Section 11(f))

         By:
            ----------------------------
         Name:  Jack J. Luchese
         Title: President